Exhibit 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2005, accompanying the cosolidated balance sheets of MFRI, Inc. (a Delaware corporation) and Subsidiaries as of January 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, included in their Annual Report on Form 10-K filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference in Registration Statement No. 333-21951 on Form S-3, Registration Statement No. 333-44787 on Form S-3, Registration Statement No. 333-08767 on Form S-8, and Registration Statement No. 333-121526 on Form S-8, of MFRI, Inc. and Subsidiaries.

/S/ GRANT THORNTON LLP

Chicago, Illinois
April 27, 2005

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